EXHIBIT 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”) is made this 10th day of March 2006

BY AND BETWEEN:

DIGITAL YOUTH NETWORK CORP., a corporation continued under the laws of Alberta with an address of Suite 303, 1847 West Broadway, Vancouver B.C. V6J 1Y6

(“DY”)

AND:

GLENTEL INC., a corporation duly incorporated according to law, having its principal place of business at 8501 Commerce Court, Burnaby, B.C, V5A 4N3

(“GT”)

RECITALS:

A.	DY is engaged in the business of developing and executing upon marketing and advertising campaigns that integrate traditional media with SMS text messaging;
B.	DY has created a full color page presentation (the “DY Mobile on Demand page”) for publication in various print properties;
C.

GT desires to purchase advertising space on the “DY Mobile On Demand page” in the following print publications; The Province and Ottawa Citizen newspapers on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Recitals

The Recitals set forth above are acknowledged to be true and correct.

2.	Artwork

(a)

The Province Newspaper; GT shall deliver to DY, at GT’s sole cost and expense, the design, content and all print-ready artwork necessary for publication of the DY Mobile On Demand page(s) for; each Sunday during the Term and, if applicable, any Extension Term (as these terms are defined in Section 4 of this Agreement) on or before the close of business on the Thursday of the previous week, beginning Thursday, March 23rd, 2006 (for Sunday, March 26th, 2006). GT shall have approximately 37.7 sq inches of ad space on The Province DY Mobile On Demand page.

(b)

The Ottawa Citizen; GT shall deliver to DY, at GT’s sole cost and expense, the design, content and all print-ready artwork necessary for publication of the DY Mobile On Demand page(s) for; each Thursday during the Term and, if applicable, any Extension Term (as these terms are defined in Section 4 of this Agreement) on or before the close of business on the immediately preceding Monday beginning Monday, March 20th, 2006 (for Thursday, March 23rd, 2006). GT shall have approximately 41.8 sq inches of ad space on the Ottawa Citizen DY Mobile On Demand page.

3.	Revenue & Fees
(a)

For all purposes in this Agreement, the term “SMS Revenue” shall mean (i) all revenue received by DY, directly (or indirectly through an aggregator) from cellular service carriers that is generated during the Term, from carriers’ SMS text message charges to consumers for text messages sent by consumers in response to GT advertisements displayed on the DY Mobile on Demand page and (ii) all revenue received by DY from any party which relates to that party receiving these SMS text messages. GT will have access to DY’s shortcode 202020 for the purpose of running text message contests within its ads on the DY Mobile On Demand Page. The shortcode 202020 charges the mobile user $0.50 cents per text message entry.

(b)

DY and GT shall share net SMS Revenues 50/50. DY shall remit to GT, it’s share of SMS Revenues within fifteen (15) days after receipt thereof by DY. Within 15 days of the end of each calendar month, DY shall deliver to GT a detailed report setting out GT's share of revenue for the previous month, including a detailed breakdown of the amount of the revenue generated.

(c)

In consideration for the Advertisement Services, GT agrees to pay DY a total amount of $64,000.00 (the “Fees”), payable in 4 equal monthly instalments of $16,000.00 each, with the first instalment payable on the Effective Date. DY will forward to GT invoices to account for all Fees payable hereunder, and GT shall pay each such invoice immediately upon its receipt thereof. GT will have ability to broadcast 2 messages within 60 days to each contest entrant phone number at charge of $0.10 per phone number.

4.	Term and Termination
(a)	This Agreement shall be in effect for 16 weeks (the “Term”) beginning Thursday, March 23rd, 2006 and ending 12:01 a.m. on Sunday, July 09th, 2006.
(b)

Upon the expiration of the Term, this Agreement shall automatically be renewed for a subsequent period of 16 weeks (“Extension Term”) unless either party gives prior written notice to the other party that they do not want to renew not less than two full calendar weeks prior to the expiration of the initial Term.

(c)	Any reference in this Agreement to the “Term” shall mean either the Term or any Extension Term or both, as the context may require.
(d)

DY shall have the right to terminate this Agreement if GT breaches, fails to observe or perform any obligation set out in this Agreement, including failure to pay any amount hereunder when due, and in the event GT fails to remedy such default within fourteen (14) days of written notice thereof from DY this Agreement shall automatically terminate.

(e)	DY has the right at its sole discretion to cancel or terminate this agreement.
(f)

DY will give GT first right of refusal for the sponsorship of all other Mobile On Demand properties. GT will have 5 business days to respond with acceptance or to decline any such sponsorship opportunity.

(g)	Notwithstanding the termination or expiration of this Agreement for any reason, the provisions of Section 4 shall survive.
5.	Amendments/Alterations

Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the parties. No waiver by any party of any breach of any of the covenants, provisos, conditions, restrictions or stipulations herein contained shall take effect or be binding upon that party unless agreed to in writing by that party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

6.	Assignment

This Agreement and the rights, duties, and obligations of any party hereunder will not be assigned by any party hereto without the prior written consent of the other, which consent will not be unreasonably withheld or delayed.

7.	Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

8.	Currency

Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of Canada.

9.	Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

10.	Entire Agreement

There are no representations, warranties, collateral agreements, or conditions except as herein specified.

11.	Enurement

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

12.	Notices

Any notice required or permitted to be given to any of the parties to this Agreement will be in writing and may be given by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of such party first above stated or such other address as any party may specify by notice in writing to the other party and any such notice will be deemed to have been given and received by the party to whom it was addressed if by facsimile or other electronic communication, on successful transmission, or, if delivered, on delivery.

13.	Proper Law

This Agreement will be governed by and construed in accordance with BC Law.

DIGITAL YOUTH NETWORK CORP.

Per:	/s/ Dan Reitzik
Authorized Signatory

GLENTEL INC.

Per:	/s/ signed
Authorized Signatory

Schedule “A”

SMS Revenue Generation Example

For clarity, the parties acknowledge that SMS Revenue consists of only 50% of the retail charges for SMS text messaging; the balance of 50% is deducted by the cellular service carriers and any participating aggregators before payment of SMS Revenue to DY. Premium messaging rates vary from $0.50 to $2.00 depending on the program. DY traditionally charges consumers $0.50 for contest entries, or for content such as jokes, horoscopes, etc.